Exhibit 23.3

KPMG LLP Triad Centre III Suite 450 6070 Poplar Avenue Memphis, TN 38119-3901

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 27, 2025, with respect to the consolidated financial statements of First Horizon Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

Memphis, Tennessee
May 7, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.